Exhibit 10.2
KENVUE INC.
LONG-TERM INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD AGREEMENT
Granted To: Kirk Perry

WWID #:	202025470	Total Number of RSUs:	117,150
Grant Date:	July 31, 2025	Scheduled Vesting Date: July 14, 2026 (the “Scheduled Vesting Date”)
Vesting Commencement Date:	July 14, 2025

Grant No.	Grant Type	No. of Units	Scheduled Vesting Date
FIDOU8PF6978G	Restricted Share Units	117,150	July 14, 2026

In addition to such other conditions as may be established by the Committee in its sole discretion, in consideration of the granting of an award under the terms of the Kenvue Inc. Long-Term Incentive Plan, as amended from time to time (the “Plan”), you agree as follows:
1.Grant of Restricted Share Units.
(a)Award. Subject to the terms and conditions of this Restricted Share Unit Award Agreement (this “Agreement”) and the Plan, Kenvue Inc., a Delaware corporation (the “Corporation”), hereby grants you the above-stated number of Restricted Share Units (“RSUs”), which will become vested subject to the terms and conditions of this Agreement. Upon vesting of each RSU, you will receive one share of Common Stock of the Corporation, par value $0.01 per share (“Common Stock”), or cash in lieu thereof, as determined by the Committee, in either case subject to and in accordance with the terms of Section 4 of this Agreement. Except where the context clearly indicates otherwise, each capitalized term used herein shall have the definition assigned to it by this Agreement or, to the extent that this Agreement does not define a capitalized term used herein, by the Plan. The RSUs granted herein are subject to all of the terms and conditions of the Plan, and the terms of the Plan are hereby incorporated herein by reference.
(b)Conditions. This grant of RSUs is conditioned on your electronically accepting this grant on the website of the Plan recordkeeper (or in such other manner as the Corporation may establish or permit from time to time). By accepting this RSU grant, you will have confirmed your acceptance of all of the terms and conditions of this Agreement. If you wish to decline this RSU grant, you must decline the grant on the website of the Plan recordkeeper prior to the Scheduled Vesting Date. If you have not declined the RSU grant by the Scheduled Vesting Date, you will be deemed to have automatically accepted this Award and all the terms and conditions set forth in this Agreement.

2.Vesting of RSUs; Competition with the Corporation Group.
(a)General. Except as otherwise provided in this Section 2, the RSUs granted herein shall become vested on the above-stated Scheduled Vesting Date, provided, that, (i) you (A) have been employed as Interim Chief Executive Officer of the Corporation through the date that the appointment of a permanent Chief Executive Officer of the Corporation is effective (such date, the “Transition Date” and such condition, the “Interim CEO Condition”) and (B) you are serving as a member of the Board on the Scheduled Vesting Date, and have been serving in such capacity at all times since the Vesting Commencement Date and (ii) you have complied with and are in compliance with the terms of this Agreement, as determined by the Corporation in its sole discretion.
(b)Termination - General. If, prior to the Scheduled Vesting Date, you fail to satisfy the Interim CEO Condition or cease serving as a member of the Board for any reason, then except as otherwise provided in Section 2(c) (Certain Terminations) or Section 2(d) (Certain Terminations of Board Service), the RSUs (to the extent still outstanding and not already vested) shall immediately be forfeited for no consideration as of the Date of Termination. For the avoidance of doubt, the terms set forth in Sections 2(b) and (c) shall apply to the RSUs granted hereunder, regardless of your pay grade or title on the Date of Termination.
(c)Certain Terminations.
(i)(i)    Termination due to Death. If, prior to the Scheduled Vesting Date, you die while In Good Standing, then, to the extent the RSUs are still outstanding and unvested, your estate, beneficiary or any person who acquires the RSUs by inheritance or devise, as applicable, shall immediately become vested in the RSUs on your date of death.
(ii)Termination due to Disability. If (A) prior to the Scheduled Vesting Date and prior to the Transition Date, your employment as Interim Chief Executive Officer of the Corporation terminates by reason of your Disability, then the Interim CEO Condition shall be deemed satisfied and (B) prior to the Scheduled Vesting Date and on or after the Interim CEO Condition has been satisfied (including pursuant to the foregoing clause (A) as a result of a simultaneous termination of your service as Interim Chief Executive Officer of the Corporation and a member of the Board), your service as a member of the Board terminates by reason of your Disability, then, to the extent the RSUs are still outstanding and unvested, you shall become immediately vested in the RSUs on the date your service as a member of the Board terminates.
(iii)Certain Involuntary Terminations. If, prior to the Scheduled Vesting Date and prior to the Transition Date, your employment as Interim Chief Executive Officer of the Corporation is terminated (A) by the Corporation Group other than for Cause or (B) by you for Good Reason, then to the extent the RSUs are still outstanding and unvested, you shall immediately become vested in the RSUs on the Date of Termination; provided that, if your employment is terminated pursuant to clause (v) of the definition of Good Reason, then the RSUs shall not vest pursuant to this Section 2(c)(iv) but the Interim CEO Condition shall be deemed satisfied for all purposes of this Agreement.
(iv)Termination for Cause. Without limiting the generality of Section 2(b), and notwithstanding any other provision of this Section 2(c), if your employment as Interim Chief Executive Officer of the Corporation ceases for any reason in connection with or following the occurrence of an event that constitutes Cause, then the RSUs shall immediately be forfeited for no consideration as of the Date of Termination. If following the Date of

Termination, the Corporation becomes aware of conduct or activity by you that occurred during or following your employment as Interim Chief Executive Officer of the Corporation that would have constituted Cause, then any RSUs (or portions thereof) that are unvested (and any payments or benefits in respect thereto) as of the date that the Corporation becomes aware of such conduct or activity shall be forfeited for no consideration.
(v)Corporation Determinations. In the event of your termination of employment as Interim Chief Executive Officer of the Corporation, the determination of the reason for such termination and the applicable treatment under this Section 2 shall be made by the Corporation in its sole discretion. Notwithstanding anything in this Agreement to the contrary, your ceasing to be employed as Interim Chief Executive Officer of the Corporation on the Transition Date shall not constitute a termination of employment without Cause or for Good Reason.
(vi)Change of Control.  Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs prior to the Scheduled Vesting Date and after the satisfaction of the Interim CEO Condition, then, to the extent the RSUs are still outstanding and unvested, you shall become immediately vested in the RSUs as of the date of the Change of Control.
(d)Certain Terminations of Board Service.  If, prior to the Scheduled Vesting Date and while you are In Good Standing, (i) the Board fails to nominate you for reelection to the Board at the 2026 Annual Meeting of Shareholders (the “2026 Meeting”) or (ii) the shareholders of the Company fail to reelect you to the Board at the 2026 Meeting, then, to the extent the RSUs are still outstanding and unvested, you shall immediately become vested in the RSUs as of the date of the 2026 Meeting.
(e)Competition With the Corporation Group. In order to protect the Corporation Group’s goodwill and investments in research and development and Customer and business relationships and to prevent the disclosure of the Corporation Group’s confidential and trade secret information, thereby promoting the long-term success of the Corporation Group’s business, you agree to the following:
(i)During your employment as Interim Chief Executive Officer of the Corporation, you will not, without the prior written consent of the Corporation, directly or indirectly engage in Competitive Activities.
(ii)For a period of 12 months following the termination of your employment as Interim Chief Executive Officer of the Corporation (whether voluntarily or involuntarily), you will not, without the prior written consent of the Corporation, directly or indirectly perform, or assist others to perform, work for a Competitor in connection with a Competing Product, in the United States or in any other country where the Corporation Group does business or is planning to do business. By accepting the RSU award, you represent that you understand and agree that the covenant not to compete is reasonable in that you can continue your chosen profession when you leave the employment of the Corporation Group so long as you are not working with or for a Competitor and in connection with a Competing Product. You understand and agree that the covenant not to compete does not impose an unnecessary restraint because of the nature of the confidential, proprietary and trade secret information of the Corporation Group, which mandates protection in the geographical areas described above. You also understand and agree that the covenant not to compete is necessary to protect the goodwill and confidential, proprietary and trade secret information of the Corporation Group.

(iii)Rescission and Forfeiture. You understand and agree that if the Corporation determines you have violated Section 2(e)(i) and/or Section 2(e)(ii) and/or any non-competition or non-solicitation agreement that you have with any member of the Corporation Group, then, in addition to injunctive relief, damages, and all other equitable and legal rights and remedies the Corporation Group may be awarded:
(A)the RSUs shall be forfeited for no consideration on the earliest date on which you are first in violation of Section 2(e)(i) and/or Section 2(e)(ii) or any non-competition or non-solicitation agreement that you have with any member of the Corporation Group; and
(B)upon the Corporation’s demand, you shall immediately deliver to the Corporation (I) a number of shares of Common Stock equal to the number of RSUs that vested and were settled in the form of Common Stock (for the avoidance of doubt, without reduction for any shares of Common Stock that may have been withheld and/or sold to satisfy applicable withholding taxes) and (II) the gross amount of cash paid to you (for the avoidance of doubt, without reduction for amounts withheld to satisfy applicable withholding taxes) for any RSUs that were settled in the form of cash, in each case in respect of any RSUs that vested within the 12 month period of time immediately preceding the earliest date on which you are first in violation of Section 2(e)(i) and/or Section 2(e)(ii) or any non-competition or non-solicitation agreement that you have with any member of the Corporation Group. To the extent that you do not, as of the date of the Corporation’s demand for repayment, hold a number of shares of Common Stock sufficient to satisfy your obligation set forth in clause (I) above, you shall pay the Corporation an amount in cash equal to the result of (x) (i) the number of shares required to be delivered by you to the Corporation pursuant to clause (I) above, less (ii) the number of shares actually delivered by you to the Corporation pursuant to clause (I), multiplied by (y) the Fair Market Value per share of Common Stock as of the business day immediately preceding the date of the Corporation’s demand for repayment. You agree to deliver and execute such documents (including, if applicable, share certificates) as the Corporation may deem necessary to effect the repayment obligations referred to in this Section 2(e)(iii)(B).
(iv)You understand and agree that the remedies set forth in Section 2(e)(iii) shall not be the Corporation Group’s exclusive remedies in the event of a breach of the non-competition obligations set forth in Section 2(e)(i) and/or Section 2(e)(ii) or in any other applicable non-competition or non-solicitation agreement that you have with any member of the Corporation Group, and that the Corporation Group reserves all other rights and remedies available to it at law or in equity.
(v)Notwithstanding the foregoing to the contrary, your continued service on the board of directors of The J.M. Smucker Company shall not be a violation of this Section 2(e).
(f)Conditions on Vesting upon or following Termination of Service. Your eligibility to vest in any of the RSUs following the termination of your employment as Interim Chief Executive Officer of the Corporation shall be subject to (i) your compliance with the non-competition obligations in Section 2(e)(i) and/or Section 2(e)(ii) and/or any other applicable non-competition or non-solicitation agreement with any member of the Corporation Group and (ii) if required by any member of the Corporation Group at the time of your termination of employment, your execution of a separation agreement and/or a general release of claims in favor of the Corporation Group containing such provisions and in such form as required by the Corporation Group that becomes effective prior to the latest date for settlement of the RSUs set forth in Section 4(a) (or such earlier date as the Corporation Group may require). In the event a separation agreement and/or a release of claims is required by the Corporation Group and (A) the

Vesting Date falls within the period that you have to provide such release of claims, and (B) the period in which the RSUs must be settled pursuant to Section 4(a) spans two calendar years, then settlement of the vested RSUs will be made in the second calendar year.
3.Rights to Common Stock; Dividend Equivalents.
(a)Voting Rights. Except as set forth below in Section 3(b), prior to the delivery of shares of Common Stock to you pursuant to Section 4(a) (if applicable), you shall not have any rights in, or with respect to, any of the shares of Common Stock underlying the RSUs, including, but not limited to, any voting rights and the right to receive any dividends (or dividend equivalents) that may be paid or any distributions that may be made with respect to such Common Stock.
(b)Dividend Equivalents. If the Corporation declares and pays (or sets a record date with respect to) ordinary quarterly cash dividends on shares of Common Stock prior to the Scheduled Vesting Date, your outstanding RSUs shall be credited with additional RSUs (determined by dividing the aggregate dividend amount that would have been paid with respect to your then-outstanding RSUs if they had been actual shares of Common Stock by the Fair Market Value of a share of Common Stock on the dividend payment date), which additional RSUs shall vest and be settled concurrently with the underlying RSUs and be treated as RSUs for all purposes of this Agreement (it being understood that the provisions of this sentence shall not apply to any extraordinary dividends or distributions).
4.Settlement of RSUs; Tax Withholding; Compliance With Securities Laws; Compliance with Compensation Recoupment Policy.
(a)General. Subject to the terms of this Agreement, within 60 days following the Vesting Date (but, in no event later than the first March 15th occurring thereafter), you will receive from the Corporation one share of Common Stock for each RSU that becomes vested in accordance with the terms of this Agreement, or, at the discretion of the Committee, the cash equivalent of the Fair Market Value on the Vesting Date, reduced by any whole shares of Common Stock that are withheld or sold or any cash withheld to satisfy applicable Federal, state and local income taxes, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you (the “Tax-Related Items”) in the amount determined by the Corporation. In lieu of the foregoing, the Corporation or other applicable member of the Corporation Group may determine that withholding of Tax-Related Items shall be satisfied by any other method permitted under the Plan. Notwithstanding the foregoing, if you are subject to Section 16 of the Securities Exchange Act of 1934, as amended, as a result of your position with the Corporation, then the Corporation will satisfy any applicable tax withholding obligations by withholding in shares of Common Stock upon the relevant taxable event (with such withholding obligations determined based on the applicable statutory withholding rates and without regard to Section 83(c)(3) of the Code), unless otherwise determined by the Committee. In the event of your death prior to the settlement provided for in this Section 4, the shares of Common Stock or cash, as applicable, shall instead be provided to your estate, beneficiary or any person who acquires the RSUs by inheritance or devise, as applicable.
(b)Registration and Listing. Notwithstanding Section 4(a) hereof, shares of Common Stock shall not be issued pursuant to this Agreement unless, on the Vesting Date, there is in effect a current registration statement or amendment thereto under the Securities Act of 1933, as amended, covering the shares of Common Stock to be issued upon vesting of the RSUs, and such shares are authorized for listing on the New York Stock Exchange or another securities exchange as determined by the Corporation. Nothing herein shall be deemed to require the Corporation to apply for, to effect, or to obtain such registration or listing.
(c)Compensation Recoupment Policy. As an additional condition of receiving this award of RSUs, you agree that the RSUs, whether vested or unvested, and/or the shares of Common Stock, cash or other benefits acquired pursuant to the RSUs (and any proceeds therefrom) may be subject to recoupment to the extent required (i) under the Corporation’s clawback policies in effect as of the date of this Agreement, or to the extent adopted following the date of this Agreement any similar policy applicable to circumstances where you engage in misconduct, fraud, a violation of law or other similar circumstances, and, in each case, as they may be amended from time to time, or (ii) under applicable laws, regulations or stock exchange listing standards (collectively, the “Recovery Policy”). In order to satisfy any recoupment obligation arising under the Recovery Policy, among other things, you expressly and explicitly authorize the Corporation to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Corporation to hold any shares of Common Stock or other amounts acquired pursuant to the RSUs to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts to the Corporation upon the Corporation’s enforcement of the Recovery Policy. No recovery of compensation as described in this section will be an event giving rise to your right to resign for “good reason” or “constructive termination” (or similar term) under any plan of, or agreement with, the Corporation, any Subsidiary, Affiliate and/or the Employer (as defined below).
5.Nontransferability of RSUs. The RSUs and any rights granted hereunder may not be sold, transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or in accordance with any beneficiary designation procedures that may be established by the Corporation. Nor shall any such rights be subject to execution, attachment, or similar process, other than in accordance with the terms of the Plan. Upon any attempt to sell, transfer, assign, pledge, hypothecate, or otherwise dispose of the RSUs or of any rights granted herein contrary to the provisions of the Plan or this Agreement, or upon the levy of any attachment or similar process upon the RSUs or such rights, the RSUs and such rights shall, at the election of the Corporation, be forfeited for no consideration.
6.No Special Employment Rights; No Rights to Awards. Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind any member of the Corporation Group to continue your employment for the vesting period or for any other period, to create a right to employment with the Corporation, to form or amend an employment or service contract with the Corporation or to interfere in any way with any right of a member of the Corporation Group to terminate your employment at any time. You hereby acknowledge and agree that (a) the Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, or terminated by the Corporation at any time, as provided in the Plan, (b) your participation in the Plan is voluntary and you are voluntarily accepting the grant of RSUs, (c) the RSUs and the shares of Common Stock subject to the RSUs, and the income and value of same, do not constitute part of your normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination indemnities, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar payments, and in no event should be considered as compensation for, or in any way relating to, past services to the Corporation Group, (d) the RSUs and shares of Common Stock subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation, (e) the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past, (f) unless otherwise agreed with the Corporation, the

RSUs and the shares of Common Stock subject to the RSUs, and the income and value of same, are not granted as consideration, or in connection with, the service you may provide as a director of a Subsidiary of the Corporation, (g) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty, (h) no claim or entitlement to compensation or damages shall arise from (i) forfeiture or recoupment of the RSU resulting from the termination of your employment or service on the Board (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) or from diminution in value of the RSUs or shares of Common Stock acquired upon settlement of the RSUs and/or (ii) forfeiture of the RSUs or recoupment of any shares of Common Stock, cash or other benefits acquired pursuant to the RSUs resulting from the application of any recoupment or clawback policy of the Corporation, as it may be amended from time to time (whether such policy is adopted on or after the date of this Agreement) or any recoupment otherwise required by applicable laws, regulations or stock exchange listing standards, (i) you shall seek all necessary approvals under, make all required notifications under, and comply with all laws, rules, and regulations applicable to the ownership of the RSUs and, if applicable, shares of Common Stock, including currency and exchange laws, rules, and regulations, (j) neither the Corporation nor any of its Subsidiaries or Affiliates shall be liable for any foreign exchange rate fluctuation between your local currency and the US dollar that may affect the value of the RSUs or of any amounts due to you pursuant to settlement of the RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement, (k) the determination of the form of any award granted under the Plan is made by the Committee in its sole discretion and (l) the Corporation is not providing any tax, legal, or financial advice, nor is the Corporation making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock, and you should consult your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the RSUs.
7.Notices. Unless the Corporation notifies you otherwise in writing, all notices, designations, and payments to be submitted to the Corporation in connection with the RSUs shall be addressed to:
Equity Compensation Administration
1 Kenvue Way
Summit, NJ 07901
USA
8.Adjustments for Changes in the Corporation’s Corporate Structure; Section 280G.
(a)The RSUs granted hereunder shall be subject to the provisions of the Plan relating to adjustments for changes in the Corporation’s corporate structure.
(b)Notwithstanding any other provision in this Agreement to the contrary, in the event that it is determined (by the reasonable computation of an independent nationally recognized certified public accounting firm that shall be selected by the Corporation prior to the applicable Change of Control) that the vesting of the RSUs, together with the aggregate amount of any other payments, distributions, benefits and entitlements of any type payable by any member of the Corporation Group to you or for your benefit, in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this Section 8(b), would be payable to you or for your benefit, exceeds the greatest amount of Parachute Payments that could be paid to you or for your benefit without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest or penalties, collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to you or for your benefit shall not exceed the amount which produces the greatest after-tax benefit to you after taking into account any Excise Tax to be payable by you. For the avoidance of doubt, this provision shall reduce the amount of Parachute Payments otherwise payable to you or for your benefit, if doing so would place you in a more favorable net after-tax economic position as compared with not reducing the amount of Parachute Payments (taking into account the Excise Tax payable in respect of such Parachute Payments). Parachute Payments will be reduced by first reducing amounts considered to be nonqualified deferred compensation subject to Section 409A; provided that in no event may the Parachute Payments be reduced in a manner that would subject you to additional taxation under Section 409A.
9.Definitions. The following capitalized terms shall have the definitions set forth below for purposes of this Agreement:

(a)“Cause” means (i) your conviction for, or a plea of nolo contendere to, the commission of a felony under federal or state law; (ii) any act by you that constitutes fraud, embezzlement, material dishonesty, or material disclosure of confidential information; or (iii) your willful and deliberate failure to perform your employment or service duties in any material respect, a conflict of interest causing material harm to the Corporation Group, a violation of your non-competition obligations set forth in Section 2(e) herein or any other applicable non-competition, non-solicitation or confidentiality agreement or obligation between you and any member of the Corporation Group, your material violation of any standards of conduct policies or other material policies of the Corporation Group to which you are subject; provided that with respect to the items in clause (iii), you shall be given written notice of the event and 30 days to cure such event, and provided, further, that termination of your employment shall not be deemed for Cause unless you have a reasonable opportunity to be heard before the Board regarding the matter and unless the Corporation delivers you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board finding that you have engaged in conduct described in (i) through (iii) above (for clarity, notwithstanding such a finding or determination by the Board, you shall be entitled to a de novo review in a court of competent jurisdiction as to whether the Corporation was entitled to terminate you for Cause).
(b)“Committee” means the Compensation & Human Capital Committee of the Board (or any successor committee), or any person or persons to whom the Committee has delegated authority to administer, construe or interpret the terms of the Plan, pursuant to Section 3(d) of the Plan.
(c)“Competitor” means any person or entity including, but not limited to, you or anyone acting on your behalf, that is engaged or preparing to be engaged in research, development, production, manufacturing, marketing or selling of, or consulting on, any product, process, technology, machine, invention or service in existence or under development that resembles, competes with, may now or in the future compete with, can be substituted for or can be marketed as a substitute for any product, process, technology, machine, invention, or service of the Corporation Group that is in existence or that is, was, or is planned to be under development. The Corporation shall determine whether any individual or entity is a “Competitor” in its sole discretion, and its determination shall be final.

(d)“Competing Product” means products, processes or services of any person, organization or entity other than the Corporation Group’s, in existence or under development, which are substantially similar, may be substituted for, or applied to substantially similar end use of the products, processes or services with which you worked on in any capacity, including a sales or marketing capacity, at any time during the two-year period prior to the termination of your employment as Interim Chief Executive Officer of the Corporation or about which you acquired confidential or proprietary information during the two-year period prior to the termination of your employment as Interim Chief Executive Officer of the Corporation.
(e)“Competitive Activities” means any and all activities (including preparations) which compete with, are intended to compete with, or which otherwise may adversely affect or interfere with the Corporation Group’s business or advantage a Competitor whether immediately or in the future. The Corporation shall determine whether any conduct constitutes “Competitive Activities” in its sole discretion, and its determination shall be final.
(f)“Corporation Group” means the Corporation and its Subsidiaries and Affiliates, as determined by the Corporation.
(g)“Customer” means any entity, client, account, or person, including the employees, agents, or representatives of the foregoing, or any entity or person who participates, influences or has any responsibility in making purchasing decisions on behalf of such entities, clients, accounts, or persons, to whom or to which you contacted, solicited any business from, sold to, rendered any service to, were assigned to, had responsibilities for, received commissions or any compensation on, or promoted or marketed any products or services to during the 18 month period of time preceding the termination of your employment as Interim Chief Executive Officer of the Corporation. The Corporation shall determine whether any individual or entity is a “Customer” in its sole discretion, and its determination shall be final.
(h)“Date of Termination” means the date that either (i) you cease to serve as Interim Chief Executive Officer of the Corporation, if prior to the satisfaction of the Interim CEO Condition or (ii) you cease to serve as a member of the Board.
(i)“Disability” or “Disabled” means any medically determinable physical or mental impairment resulting in your inability to perform the duties of your position of employment or any substantially similar position, where the impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months. Notwithstanding the foregoing, (i) you will not be considered to have incurred a Disability unless you are identified as “disabled” (or of similar status) in accordance with the personnel and/or human resources policies of the Corporation or its applicable Affiliate, as in effect from time to time and (ii) if the RSUs are subject to Section 409A (as determined by the Corporation), then you will not be considered to have incurred a Disability unless such condition also constitutes a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4). With respect to your service as a member of the Board, “Disability” and “Disabled” will be determined by analogy to the foregoing with respect to your employment.
(j)“Good Reason” means the occurrence of one or more of the following, without your written consent: (i) a greater than 10% decrease in your base salary, other than where such reduction is part of a broad-based compensation reduction applicable to similarly situated employees; (ii) a substantial and material reduction in your authorities, responsibilities and duties; (iii) your assigned primary work address is changed (or company designated fully remote alternate work arrangement is terminated) resulting in an increase in your one-way commuting distance by 50 or more miles from your primary home residence to the new assigned primary work address (with such commuting distance to be determined by using Google Maps);

(iv) a material breach by the Corporation of any written agreement between the Corporation and you; or (v) the appointment of a permanent Chief Executive Officer of the Corporation has not become effective as of January 1, 2026 and you remain employed as Interim Chief Executive Officer of the Corporation; provided, that in each case, such events shall not constitute Good Reason unless you provide written notice to the Corporation of the occurrence of such event within 30 days of the occurrence of such event and the Corporation does not cure such event within 30 days after receipt of such notice, and you terminate employment within 30 days after the end of such cure period.
(k)“Grant Date” means the date on which the RSUs are granted, as identified on the first page of this Agreement.
(l)“In Good Standing” means (a) if prior to the satisfaction of the Interim CEO Condition, you are serving as Interim Chief Executive Officer of the Corporation and as a member of the Board and (b) if after the Interim CEO Condition has been satisfied, you are serving as a member of the Board.
(m)“Vesting Date” means, with respect to an RSU, the earliest of (to the extent applicable): (i) the Scheduled Vesting Date; or (ii) the date of death, in the event of a termination pursuant to Section 2(c)(i) (Termination due to Death); or (iii) the date your service as a member of the Board terminates, in the event you terminate pursuant to Section 2(c)(ii) (Termination due to Disability); or (iv) the Date of Termination, in the event you terminate pursuant to Section 2(c)(iii) (Certain Involuntary Terminations), other than if your employment is terminated pursuant to clause (v) of the definition of Good Reason; or (v) the date of a Change of Control, if vesting occurs pursuant to Section 2(c)(vi) (Change of Control); or (vi) the date of the 2026 Meeting, if vesting occurs pursuant to Section 2(d) (Certain Terminations of Board Service); or (vii) the date the RSUs vest and become payable pursuant to any applicable provision of the Plan (provided, that, if the RSUs are subject to Section 409A (as determined by the Corporation), payment will occur on the earliest permissible date determined by the Corporation that would not result in accelerated taxation and/or tax penalties under Section 409A).
10.Miscellaneous.
(a)Amendments. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by an authorized representative of the Corporation.
(b)Third-Party Beneficiaries. You acknowledge and agree that all Affiliates and Subsidiaries of the Corporation have, or will as the result of a future acquisition, merger, assignment, or otherwise have, an interest in your employment as Interim Chief Executive Officer of the Corporation and your compliance with the obligations in Section 2(e) (Competition with the Corporation Group), and that those entities are each express, third-party beneficiaries of this Agreement.
(c)Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
(d)Severability. In the event that Section 2(e) (Competition with the Corporation Group) of this Agreement is invalidated or not enforced under applicable law, this shall not affect the validity or enforceability of the remaining provisions of this Agreement or the Plan. To the extent that Section 2(e) of this Agreement is unenforceable because it is deemed overbroad, the provision shall be applied and enforced in a more limited manner to the fullest extent permissible under the applicable law. You further understand and agree that, in the event Section 2(e) of this Agreement is declared invalid, void, overbroad, or unenforceable, in whole or in part, for any reason, you shall remain bound by any non-competition, confidentiality, non-solicitation, and/or non-disclosure agreement previously entered between you and any member of the Corporation Group.
(e)Data Privacy Consent. By accepting this grant, you hereby unconditionally consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employing entity (the “Employer”) and the Corporation and the Corporation Group for the exclusive purpose of implementing, administering and managing any awards issued to you under the Plan. You understand that the Corporation and your Employer may hold certain personal information about you, including, but not limited to, your name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, details of all RSUs or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing any grants issued to you under the Plan. You understand that Data may be transferred to any third parties, as may be selected by the Corporation, which are assisting in the implementation, administration and management of the Plan and the fulfillment of this Agreement. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections from your country. You understand that if you reside outside of the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients, which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing grants under the Plan and the fulfillment of this Agreement. You understand the Data will be held only as long as is necessary to implement, administer and manage grants under the Plan and this Agreement. You understand that if you reside outside of the United States, you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your human resources representative. Further, you understand that your consent herein is being provided on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment as Interim Chief Executive Officer of the Corporation will not be affected; the only consequence of refusing or withdrawing your consent is that the Corporation may not be able to grant RSUs or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
(f)Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties relating to the subject matter hereof, and any previous agreement or understanding between the parties with respect thereto is superseded by this Agreement and the Plan.
(g)Section 409A. The intent of the parties is that payments and benefits under this Agreement are exempt from or comply with Section 409A of the Code (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith or exempt therefrom, as applicable. Notwithstanding anything to the contrary in the Plan or this Agreement, the

Corporation reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of cash or shares of Common Stock pursuant to the RSUs. However, the Corporation makes no representation that the RSUs are not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to the RSUs. The Corporation shall not have any liability under the Plan or this Agreement for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan or this Agreement, including any taxes, penalties or interest imposed under Section 409A. For purposes of the Plan and this Agreement, to the extent the RSUs constitute “non-qualified deferred compensation” within the meaning of Section 409A and necessary to avoid accelerated taxation and/or tax penalties under Section 409A, a termination of employment as Interim Chief Executive Officer of the Corporation shall not be deemed to have occurred for purposes of settlement of any portion of the RSUs unless such termination constitutes a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of service” or similar terms shall mean “separation from service.” Each amount to be paid under this Agreement shall be construed as a separately identified payment for purposes of Section 409A. In addition, notwithstanding anything herein to the contrary, if upon your termination of service you are deemed to be a “specified employee” within the meaning of that term under Section 409A and you are subject to U.S. federal taxation, then, to the extent the settlement of the RSUs following such termination service is considered the payment of non-qualified deferred compensation under Section 409A payable on account of a “separation from service” that is not exempt from Section 409A, such settlement shall be delayed until the first business day after the date that is six months following your “separation from service” (or upon your death, if earlier).
(h)Acknowledgement. By electing to accept this Agreement, you acknowledge receipt of this Agreement and hereby confirm your understanding of the terms set forth in this Agreement. In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control. The Corporation may, in its sole discretion, decide to deliver any documents (including, without limitation, information required to be delivered to you pursuant to applicable securities laws) related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Corporation or a third party designated by the Corporation.
(i)Language. You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is proficient in the English language, so as to enable you to understand the provisions of this Agreement and the Plan. If you have received this Agreement or any other document related to the Plan translated into a language other than English, and the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
(j)Imposition of Other Requirements. The Corporation reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, to make any corrections or adjustments that it deems necessary or appropriate, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(k)Waiver. You acknowledge that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other grantee.

(l)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflict of laws principles, except to the extent superseded by federal law and as set forth in this Section 10(l). Provided that if you primarily resided and worked in California during and in connection with your employment with the Corporation Group and at the time that you accepted this Agreement and participation in the Plan, (i) this Agreement shall be governed by and construed in accordance with the laws of the State of California; and (ii) Section 2(e)(ii) shall not apply with respect to services you render in California that do not involve your use or disclosure of the Corporation Group’s confidential or trade secret information.
(m)Submission to Jurisdiction; Waiver of Jury Trial. Any litigation brought against a party to this Agreement shall be brought in any U.S. federal or state court located in the State of New Jersey and each of the parties submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that, a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each party agrees not to assert (A) any objection which it may have to venue in U.S. federal or state court located in the State of New Jersey, (B) any claim that litigation has been brought in an inconvenient forum and (C) any claim that such court does not have jurisdiction with respect to such litigation. Each party waives any right to a trial by jury with respect to any matters arising under this Agreement or any other awards granted under the Plan.
KENVUE INC.

By:

Anil Agarwal
Head of Total Rewards
Kenvue Inc.
1 Kenvue Way
Summit, NJ 07901
USA